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                                                               Exhibit 12
                                                               ----------
                          PACIFIC BELL AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                            -----------------------------------------------
                             1996      1995      1994      1993      1992
                            ------    ------    ------    ------    ------
1. Earnings
   --------
   (a) Income before
       Interest Expense     $1,533    $1,379    $1,510    $ 447     $1,591

   (b) Federal Income
       Taxes                   579       421       462      (68)       458

   (c) State and local
       Income Taxes            196       148       159       11        149

   (d) 1/3 Operating
       Rental Expense           46        28        40       37         35
                            -------   -------   -------   -------    ------
       Total                $2,354    $1,976    $2,171    $ 427     $2,233

2.  Fixed Charges
    -------------
   (a) Total Interest
       Deductions           $  411    $  410    $  439    $ 429     $  460

   (b) 1/3 Operating
       Rental Expense           46        28        40       37         35
                            -------   -------   -------   -------   -------
       Total                $  457    $  438    $  479    $ 466     $  495

3.  Ratio (1 divided by 2)    5.15      4.51      4.53      .92*      4.51

* This figure reflects the restructuring and curtailment charges totaling $924 million after taxes taken in the fourth quarter 1993.